EXHIBIT 10.1

SECOND AMENDMENT

TO

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”), made effective as of May 11, 2012 (the “Effective Date”), by and between Navigant Consulting, Inc., a Delaware corporation (the “Company”), and William M. Goodyear (the “Executive”). The Company and the Executive are referred to jointly below as the “Parties.”

WHEREAS, the Company and the Executive previously entered into that certain Amended and Restated Employment Agreement, effective as of January 1, 2009, as amended by the First Amendment to the Employment Agreement, effective as of March 1, 2012 (the “Amended Employment Agreement”); and

WHEREAS, the Parties now consider it desirable to further amend the Amended Employment Agreement to reflect certain changes agreed to by the Company and the Executive with respect to the circumstances in which the Executive shall be entitled to receive cash severance benefits in the event of a termination of the Executive’s employment with the Company.

NOW THEREFORE, in accordance with Paragraph 14(a) of the Amended Employment Agreement and in consideration of the mutual promises herein made, the sufficiency of which are expressly acknowledged, the Parties agree to further amend the Amended Employment Agreement, effective as of the Effective Date, as follows:

1. By substituting the following in place of Paragraph 8(a) of the Amended Employment Agreement:

“(a)	Termination by the Company Without Cause. In consideration for the Executive’s waiver of certain rights he had under this Agreement prior to the Amendment Effective Date, the Company has agreed that, except as set forth in Paragraph 8(c) below, upon the Executive’s Separation from Service within the meaning of Section 409A of the Code (a ‘Separation from Service’) prior to the expiration of the Employment Term by reason of the Company’s termination of the Executive’s employment without Cause, the Company shall pay the Executive an amount equal to two times the sum of (i) the Executive’s Base Salary in effect immediately prior to the Amendment Effective Date plus (ii) the average of his annual bonuses for the three most recent years prior to the Amendment Effective Date, within ten days after such Separation from Service. This payment would be in lieu of and not in addition to any other payment under this Paragraph 8.”

2. By substituting the following for Paragraph 8(b):

“(b)	Intentionally Omitted”

3. By substituting the following in place of Paragraph 8(c) of the Amended Employment Agreement:

“(c)	Termination by the Company other than without Cause or by Employee for any reason. If, during the Employment Term, the Executive incurs a Separation from Service for any reason (including Employee’s death or Disability) other than by the Company without Cause as set forth in Paragraph 8(a) above, then the Company shall have no further obligation to the Executive other than the obligation to pay to the Executive (i) his Base Salary through the date of Separation from Service and (ii) any other compensation and benefits due to the Executive in accordance with this Agreement, in each case to the extent theretofore unpaid.”

IN WITNESS WHEREOF, the Parties have executed this Amendment this 28th day of June 2012.

/s/ William M. Goodyear	Navigant Consulting, Inc.
William M. Goodyear
	By:	/s/ Stephan James
	Its:	Chairman, Compensation Committee

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